UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	November 5, 2015

SBT Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Connecticut

(State or Other Jurisdiction of Incorporation)

000-51832	20-4343972
(Commission File Number)	(IRS Employer Identification No.)

86 Hopmeadow Street, P.O. Box 248, Simsbury, CT	06070
(Address of Principal Executive Offices)	(Zip Code)

(860) 408-5493

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

On November 5, 2015, SBT Bancorp, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Keefe, Bruyette & Woods, Inc., as representative of the several underwriters named in Schedule I attached thereto (the “Underwriter”), pursuant to which the Company agreed to sell to the Underwriter, and the Underwriter agreed to purchase from the Company, 400,000 shares (the “Shares”) of common stock, no par value per share, of the Company (the “Common Stock”) at a public offering price of $21.00 per share.  Pursuant to the Underwriting Agreement, the Company also granted the Underwriter an option (the “Option”), exercisable not later than 30 calendar days after the date of the Underwriting Agreement, to purchase up to 60,000 additional shares of Common Stock.  The Shares were registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Registration Statement on Form S-1, as amended (File No. 333-206533), which the Securities and Exchange Commission (the “Commission”) declared effective on November 5, 2015 and Registration Statement on Form S-1MEF (File No. 333-207856) as filed by the Company with the Commission on November 6, 2015, which became effective upon filing in accordance with Rule 462(b) under the Securities Act.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act, other obligations of the parties, and termination provisions.

Pursuant to the Underwriting Agreement, the Company and each of its officers and directors have agreed, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Common Stock or other securities convertible into or exercisable or exchangeable for shares of our Common Stock for a period of 90 days after the closing date of the offering without the prior written consent of the Underwriter.

The Underwriting Agreement is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

The closing occurred on November 10, 2015, following satisfaction of the closing conditions set forth in the Underwriting Agreement.  At the closing, the Company issued 400,000 shares of Common Stock.  The Company received net proceeds of approximately $7.9 million after deducting underwriting discounts and commissions payable by the Company in connection with the offering.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and incorporated herein by reference.

Item 8.01          Other Events.

On November 10, 2015, the Company issued a press release announcing the closing of its previously announced public offering.  The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 5, 2015, by and between SBT Bancorp, Inc. and Keefe, Bruyette & Woods, Inc., as representative of the several underwriters named in Schedule I attached thereto

99.1	Press Release of SBT Bancorp, Inc. dated November 10, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBT BANCORP, INC.

By:	/s/ Martin J. Geitz
Name:	Martin J. Geitz
Title:	President & Chief Executive Officer

Dated:  November 10, 2015

Exhibit Index

Exhibit No.             Description

1.1	Underwriting Agreement, dated November 5, 2015, by and between SBT Bancorp, Inc. and Keefe, Bruyette & Woods, Inc., as representative of the several underwriters named in Schedule I attached thereto

99.1	Press Release of SBT Bancorp, Inc. dated November 10, 2015